UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Enzo Biochem, Inc.

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For immediate release	Contact:	Elliot Sloane ESPR LLC (917) 291-0833 Elliot.espr@gmail.com

Enzo Comments on Harbert’s Reaction to Providing Enzo Shareholders Additional Choices

New York, January [30], 2020 – Enzo Biochem, Inc. (NYSE:ENZ) today commented on Harbert’s press release in reaction to Enzo’s announcement that it is providing its shareholders with additional choices:

“We are surprised by Harbert’s public comments yesterday in reaction to our Tuesday announcement that we would welcome Harbert’s two nominees onto the Board and provide shareholders the choice to benefit from the added perspective and diversity of an expanded Board. Harbert’s assertion that the Company’s additional proposals to shareholders are “undermining the will of its shareholders” is incorrect and inconsistent with our proposals. Rather, we are making these proposals in response to specific feedback from our shareholders. Moreover, the Board has not enacted anything.  It is providing shareholders the right to vote on these proposals at our Annual Meeting, which is a choice that Harbert clearly does not want our shareholders to have.

As we stated in our announcement, we have pursued a negotiated resolution with Harbert. Our agreement with Harbert was to keep the contents of our settlement discussions confidential. However, since Harbert has disclosed and mischaracterized our interactions, we believe it is necessary to correct the record. Our January 22 proposal offered to elect both of Harbert’s nominees to the Board. It was met with a response from Harbert in which they made atypical and unreasonable demands including: the position of Lead Independent Director, the Chairmanships over two of the three board committees, approval rights over additional directors and board expansion as well as forced resignations of both Enzo nominees (one immediate and one in a year). We offered Harbert the chance to provide a more reasonable counterproposal and they declined. Our inability to make progress in the negotiation, coupled with the feedback we’ve received from shareholders, fueled our determination to let shareholders decide the matter for themselves.  Nevertheless, immediately after we announced our proposals on Tuesday, representatives of Enzo again reached out to Harbert to reengage in settlement negotiations.  Rather than responding in kind, Harbert issued their press release.

Here are the facts:

•	Our proposals to shareholders announced on Tuesday contemplate that Harbert’s two nominees will be appointed to the Board regardless of whether shareholders approve the expansion of the Board
•	Harbert’s statement that a seven person Board “would be completely out of line with what is necessary for a company of this size” is inconsistent with shareholder feedback we have received requesting a more expanded and diverse Board
•	Some shareholders, in addition to the Board, are concerned that with Harbert obtaining 40% of the Board Harbert’s true intent is to take control of the Company, which we believe is supported by Harbert’s extreme demands in our settlement negotiation, the tone of Harbert’s press release and its vehement objection to expanding the size of the Board
•	We remain willing to engage in a genuine negotiation with Harbert. However, if a negotiated agreement with Harbert is not possible, shareholders as a whole will ultimately decide on how to constitute their Board.

Important Additional Information and Where to Find It

Enzo Biochem, Inc. (the “Company”) has filed and mailed to shareholders a definitive proxy statement and proxy supplement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders with respect to its 2019 Annual Meeting of Shareholders. The Company intends to file and mail to shareholders a new proxy supplement and new GOLD proxy card Shareholders are strongly encouraged to read the Company’s proxy statement, proxy supplements, accompanying GOLD proxy card and all other documents filed with the SEC as they become available carefully and in their entirety as they contain important information.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the Company’s 2019 Annual Meeting of Shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement and proxy supplement for the 2019 Annual Meeting of Shareholders filed with the SEC on December 5, 2019 and December 31, 2019, respectively. The Company’s definitive proxy statement and proxy supplement can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.enzo.com/corporate/investor-information.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2019. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.